NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 28, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 17, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Tallgrass Energy, LP and Prairie Merger Sub LLC, a wholly owned subsidiary of Prairie Private Acquiror LP, which are affiliates of Blackstone Infrastructure Partners together with affiliates of Enagas, GIC, NPS and USS, Inc. became effective before the open on April 17, 2020. Each share of Tallgrass Energy, LP Class A Shares was exchanged for USD 22.45 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 17, 2020.